Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ULTRAGENYX PHARMACEUTICAL INC.

Ultragenyx Pharmaceutical Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), and that:

A. The name of the Corporation is: Ultragenyx Pharmaceutical Inc.

B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on June 13, 2011 and amended and restated on December 18, 2012 (as most recently amended, the “Original Certificate of Incorporation”).

C. This Original Certificate of Incorporation is hereby further amended by deleting paragraph A of Article IV in its entirety and replacing it with the following:

“A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is One Hundred Forty-Seven Million, Four Hundred Fifty-Nine Thousand, Two Hundred Thirty-Six (147,459,236) shares. Eighty-Five Million (85,000,000) shares shall be Common Stock, each with a par value of $0.001 per share and Sixty-Two Million, Four Hundred Fifty-Nine Thousand, Two Hundred Thirty-Six (62,459,236) shares shall be Preferred Stock, each with a par value of $0.001 per share. Effective as of January 17, 2014 at 12:01 a.m. Eastern time, each 3.1345 outstanding shares of Common Stock of the Corporation shall be combined and converted automatically into one share of Common Stock (the “Reverse Stock Split”). In lieu of any fractional shares to which a holder would be otherwise entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock (pre-reverse stock split), as determined by the Board of Directors of the Corporation. The Common Stock issued in this exchange (post-reverse stock split) shall have the same rights, preferences and privileges as the Common Stock (pre-reverse stock split). The Reverse Stock Split shall have no effect on the total number of shares of stock which the Corporation has authority to issue.”

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by the officer below this 17th day of January, 2014.

ULTRAGENYX PHARMACEUTICAL INC.

By:	/s/ Shalini Sharp
Name:	Shalini Sharp
Title:	Chief Financial Officer, Senior Vice President and Secretary

(Certificate of Amendment of Amended and Restated Certificate of Incorporation)